UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K
CURRENT REPORT

Pursuant to SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

_________________

Date of Report (Date of earliest event reported): January 17, 2006

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	000-29829	91-1815009
(State or other jurisdiction of incorporation or organization)	(SEC File Number)	(IRS Employer Identification No.)

300 East Market Street
Aberdeen, Washington 98520-5244
(360) 533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

        Pacific Financial Corporation (“Pacific”) is furnishing information in accordance with Regulation FD regarding its financial results for the twelve months ended December 31, 2005. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

        Pacific’s net income for the twelve months ended December 31, 2005, was $6,045,873, a 6% increase compared to $5,706,222 for the twelve month period ended December 31, 2004. The increase is primarily related to the increase in interest income as a result of the rise in short-term interest rates. Additionally, gain on sale of real estate loans was $1,771,869 for the twelve months ended December 31, 2005 compared to $947,226 for the same period of the prior year.

        Net interest income for the twelve months ended December 31, 2005, increased $2,765,360 to $22,284,120 compared to the same period of the prior year. The increase is attributable primarily to a $5,570,844 increase in interest income, while interest expense increased $2,805,484.

        Non-interest income increased $917,756 to $4,080,644 for the twelve months ended December 31, 2005, compared to the same period of the prior year, while non-interest expense increased $3,010,466 to $16,565,891. The increases are primarily related to the acquisition of BNW Bancorp, Inc. effective February 27, 2004 and increased personnel, occupancy costs and director fees.

        The federal income tax provision for the twelve months ended December 31, 2005, was $2,653,000, compared to $2,450,000 for the twelve months ended December 31, 2004.

        Pacific’s unaudited consolidated balance sheets at December 31, 2005 and December 31, 2004, and unaudited consolidated statements of operations and selected performance ratios for the twelve months ended December 31, 2005 and 2004, follow.

PACIFIC FINANCIAL CORPORATION
Consolidated Balance Sheet
(unaudited)

Dollars in thousands

	12-31-05	12-31-04
Cash & due from banks	$11,506	$15,673
Taxable securities	22,547	28,522
Non-taxable securities	15,563	16,318
Fed funds sold	0	6,034
Loans held for sale	10,111	1,852
Loans	398,870	345,907
Less: Loan loss reserve	5,296	4,236

Net loans	393,574	341,671
Premises and equipment – net	10,085	6,833
Goodwill & core deposit intangible	12,027	12,169
Other real estate owned	37	40
BOLI & cash surrender life ins	9,394	9,037
Other assets	4,565	3,642

TOTAL ASSETS	$489,409	$441,791

DEPOSITS:
Demand	$86,264	$71,711
NOW, Savings & MMA	194,266	179,434
Time	119,196	112,356

Total deposits	399,726	363,501
Fed. funds purchased	3,985	0
Other borrowings	24,500	21,500
Secured borrowings	2,150	3,733
Junior subordinated debentures	5,155	0
Other liabilities	7,293	7,754

Total liabilities	442,809	396,488

Common stock	6,465	6,421
Additional paid-in capital	25,386	25,003
Retained earnings	15,073	13,746
Acc. other comprehensive income	(324)	133

Total equity	46,600	45,303

TOTAL LIABILITIES & EQUITY	$489,409	$441,791

PACIFIC FINANCIAL CORPORATION
Consolidated Statements of Operations
(unaudited)

Dollars in thousands

	Twelve Months Ended December 31,
	2005	2004
Interest on loans	$25,172	$19,586
Fees/late charges on loans	2,439	2,264
Interest on investments	1,676	2,244
Interest on fed funds sold	344	44

Total interest income	29,631	24,138
Interest exp. on deposits	6,412	3,734
Other interest expense	935	884

Total interest expense	7,347	4,618

Net interest income	22,284	19,520
Less: Prov. for loan losses	1,100	970

Net int. income after prov	21,184	18,550
S/C on deposit accounts	1,470	1,297
Other charges & fees	390	391
Gain on sale	1,772	947
Other income	449	527

Total non interest income	4,081	3,162
Salaries and employee benefits	10,073	8,134
Occupancy and equipment	2,037	1,588
Other	4,456	3,833

Total operating expenses	16,566	13,555

Income before taxes	8,699	8,157
Income taxes	2,653	2,450

NET INCOME	$6,046	$5,707

PACIFIC FINANCIAL CORPORATION
Selected Performance Ratios

	Twelve Months Ended December 31,
	2005	2004
Net interest margin	5.36%	5.27%
Efficiency ratio	61.92%	58.66%
Return on average assets	1.29%	1.42%
Return on tangible equity	18.18%	17.88%

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION
DATED: January 17, 2006	By: /s/ Denise Portmann
Denise Portmann
Chief Financial Officer